EXHIBIT (a)-(1)

                         STATEMENT OF OFFER TO PURCHASE

                            ACXIOM/MAY & SPEH, INC.
                          OFFERS TO PURCHASE FOR CASH
                             ALL OF ITS OUTSTANDING
                 5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2003
                               (CUSIP 57777AAA)

                              -------------------

      THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER
    20, 1998 UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO
                              THE EXPIRATION DATE

                              -------------------

      Acxiom/May & Speh, Inc., a Delaware corporation formerly known as May & Speh, Inc. ("May & Speh") and a wholly owned subsidiary of Acxiom Corporation ("Acxiom"), hereby offers to purchase for cash, upon the terms set forth in this Offer to Purchase (the "Offer to Purchase") and in the accompanying Letter of Transmittal (the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer"), all of its outstanding 51/4% Convertible Subordinated Notes due 2003 (the "Notes") from any and all Holders (as defined in the Indenture governing the Notes, dated as of March 25, 1998, between May & Speh, Inc. and Harris Trust and Savings Bank, as trustee (the "Trustee"), as supplemented by the Supplemental Indenture (the "Supplemental Indenture"), dated as of September 17, 1998, between Acxiom, May & Speh, Inc. and the Trustee (the "Indenture")) thereof, at a cash price (the "Repurchase Price") equal to 100% of the principal amount thereof, plus accrued and unpaid interest up to, but excluding, the Repurchase Date (as defined below). Holders may tender all or any portion of the Notes owned by such Holder; provided, however, that Notes may be tendered only in integral multiples of $1,000. Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

      Section 11.1 of the Indenture provides that in the event of a Change of Control, May & Speh is required to make an offer to purchase all of the Notes for 100% of the principal amount thereof plus accrued and unpaid interest, if any, up to, but excluding, the Repurchase Date. Pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of May 26, 1998 (the "Merger Agreement"), by and among May & Speh, Inc., Acxiom and ACX Acquisition Co., Inc. ("ACX"), a wholly owned subsidiary of Acxiom, as of September 17, 1998 (the "Effective Time"), ACX has merged with and into May & Speh, Inc., and May & Speh, Inc. has become a wholly owned subsidiary of Acxiom (the "Merger"). Pursuant to the Merger, each outstanding share of May & Speh Common Stock was converted into the right to receive 0.8 of a share of Common Stock, par value $.10 per share of Acxiom ("Acxiom Common Stock"). In connection with the Merger, May & Speh, Inc. changed its name to Acxiom/May & Speh, Inc. As a result of the Merger, a Change of Control as defined in Section 1.1 in the Indenture has occurred. Accordingly, May & Speh is making the Offer pursuant to the requirements and subject to the terms of Section 11.1 of the Indenture. This Offer to Purchase and the Letter of Transmittal also constitute notice to Holders of Notes pursuant to Section 11.1 of the Indenture.

      As of the date hereof, $115,000,000 in aggregate principal amount of Notes are outstanding. Prior to consummation of the Merger, the Notes were convertible into shares of Common Stock, par value $.01 per share of May & Speh ("May & Speh Common Stock") at a conversion price of $15.91 per share of May & Speh Common Stock. Upon consummation of the Merger, pursuant to the Supplemental Indenture, the Notes became and are currently convertible into shares of Acxiom Common Stock at a conversion price of $19.89 per share of Acxiom Common Stock. In connection with the Merger and pursuant to the Supplemental Indenture, Acxiom has agreed to assume as a co-obligor all of the obligations of May & Speh under the Notes and the Indenture.

      Upon the terms of the Offer (including, if the Offer is extended or amended, the terms of any such extension or amendment) and applicable law, May & Speh will purchase, by accepting for payment, and will pay for, all Notes validly tendered (and not withdrawn) pursuant to the Offer promptly following the Expiration Date (the "Repurchase Date"). Notes accepted for payment will cease to accrue interest on the Repurchase Date. Notes not tendered or accepted for payment will continue to accrue interest.

 OCTOBER 23, 1998



                           CERTAIN OFFER MATTERS

      Tenders of Notes may be withdrawn at any time prior to the Expiration Date. For a withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth under the caption "WITHDRAWAL OF TENDERS" herein. If May & Speh makes a material change in the terms of the Offer or the information concerning the Offer, May & Speh will disseminate additional Offer materials and extend such Offer to the extent required by law. Other than as set forth herein, once tendered, Notes may not be withdrawn. See "WITHDRAWAL OF TENDERS."

      Letters of Transmittal, the Notes and any other required documents should be sent to Harris Trust and Savings Bank, as paying agent (the "Paying Agent") only, and the method of delivery of such documents to the Paying Agent is at the election and risk of the Holder tendering such Notes and delivering such Letter of Transmittal and any other required documents. Questions, requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be directed to Acxiom/May & Speh, Inc., Attention: Eric Loughmiller, 1501 Opus Place, Downers Grove, Illinois 60515; telephone number (630) 964-1501.

      THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN ANY ATTACHMENTS HERETO OR IN THE AFFAIRS OF ACXIOM, MAY & SPEH OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE HEREOF.

      NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF ACXIOM OR MAY & SPEH AS TO WHETHER A HOLDER SHOULD TENDER NOTES PURSUANT
 TO THE TENDER OFFER.   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY
 INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ACXIOM, MAY & SPEH, THE TRUSTEE AND PAYING AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES.

      Tendering Holders will not be obligated to pay any fees to the Paying
 Agent.



                           AVAILABLE INFORMATION

      Acxiom is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Prior to October 2, 1998, May & Speh was subject to the information and reporting requirements of the Exchange Act and in accordance therewith filed periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web Site that contains reports, proxy and information statements, and other information regarding Acxiom and May & Speh and other registrants that file electronically with the Commission. The address of such site is: http://www.sec.gov. In addition, the Acxiom Common Stock is listed and traded on the NASDAQ National Market System, and such reports, proxy statements and other information concerning Acxiom should be available for inspection and copying at the National Association of Securities Dealers, Inc., 1735 K Street, N.W. Washington, D.C. 20006.

      The following documents filed by Acxiom with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

      1.   Proxy Statement of Acxiom on Schedule 14A dated August 17, 1998;

      2. Annual Report of Acxiom on Form 10-K for the fiscal year ended March 31, 1998, as amended by the Annual Report of Acxiom on Form 10-K/A dated July 29, 1998 and the Annual Report of Acxiom on Form 10-K/A dated August 4, 1998;

      3. Quarterly Report of Acxiom on Form 10-Q for the fiscal quarter ended June 30, 1998; and

      4. Current Reports of Acxiom on Form 8-K dated June 4, 1998 and September 18, 1998.

      The following documents filed by May & Speh with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

      1.   Proxy Statement of May & Speh on Schedule 14A dated August 17,
 1998;

      2. Annual Report of May & Speh on Form 10-K for the fiscal year ended September 30, 1997;

      3. Quarterly Reports of May & Speh on Form 10-Q for the fiscal quarters ended December 31, 1997; March 31, 1998 and June 30, 1998; and

      4.   Current Report of May & Speh on Form 8-K dated June 4, 1998.

      All documents filed with the Commission by Acxiom pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

      May & Speh will provide without charge, upon written or oral request, to each person, including any beneficial owner, to whom a copy of this Offer to Purchase is delivered, a copy of any of the documents of Acxiom and May & Speh (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) incorporated by reference herein. Copies of the Indenture pursuant to which the Notes were issued are also available from May & Speh upon request. Such written or oral request should be directed to Acxiom/May & Speh, Inc., Attention: Eric Loughmiller, 1501 Opus Place, Downers Grove, Illinois 60515; telephone number (630) 964-1501. In order to assure timely delivery of such documents prior to the Expiration Date, any request should be received by November 12, 1998.

              DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

      This Offer to Purchase, including the information incorporated by reference herein, contains certain forward looking statements with respect to the financial condition, results of operations and businesses of Acxiom and May & Speh. These forward-looking statements, which are based on management's beliefs as well as on assumptions made by and information currently available to management, involve certain known and unknown risks including, but not limited to, economic and market conditions, competitive activities or other business conditions, dependence on key customers, fluctuations in sales or working capital, results of pending litigation, and the impact of the Merger. Although each of Acxiom and May & Speh believe that its expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of each of Acxiom and May & Speh will not differ materially from any future results, performance or achievements expressed or implied from such forward-looking statements.



                                TABLE OF CONTENTS

                                                                       Page

 CERTAIN OFFER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . ii

 AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . .  iii

 DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS . . . . . . . . . . . . iv

 GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

 PURPOSE AND EFFECTS OF THE OFFER  . . . . . . . . . . . . . . . . . . .  1

 CERTAIN INFORMATION CONCERNING MAY & SPEH AND ACXIOM  . . . . . . . . .  3

 SOURCE AND AMOUNT OF FUNDS . . . . . . . . . . . . . . . . . . . . . .   4

 MARKET PRICE INFORMATION . . . . . . . . . . . . . . . . . . . . . . .   5

 TERMS OF THE OFFER  . . . . . . . . . . . . . . . . . . . . . . . . . .  6

 ACCEPTANCE FOR PURCHASE AND PAYMENT FOR NOTES . . . . . . . . . . . . .  6

 PROCEDURES FOR TENDERING NOTES  . . . . . . . . . . . . . . . . . . . .  7

 WITHDRAWAL OF TENDERS . . . . . . . . . . . . . . . . . . . . . . . . . 10

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS  . . . . . . .  11

 THE PAYING AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

 FEES AND EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

 MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12



                                  GENERAL

      May & Speh hereby offers, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, to purchase for cash at the Repurchase Price any and all Notes validly tendered (and not withdrawn) pursuant to the terms and conditions of the Offer prior to the Expiration Date. See "PROCEDURES FOR TENDERING NOTES." May & Speh will accept only tenders of Notes which are in an amount equal to $1,000 principal amount of Notes or integral multiples of $1,000. Tenders of Notes may be withdrawn, as provided herein, at any time prior to the Expiration Date. See "WITHDRAWAL OF TENDERS."

      Upon the terms and subject to the Conditions of the Offer (including, if the Offer is extended or amended, the terms of any such extension or amendment) and applicable law, May & Speh will purchase, by accepting for payment, and will pay for, all Notes validly tendered (and not withdrawn) pursuant to the Offer on the Repurchase Date. Such payment will be made by the deposit of immediately available funds by May & Speh with the Paying Agent, which will act as agent for tendering Holders for the purpose of receiving payment from May & Speh and transmitting such payment to tendering Holders. May & Speh expressly reserves the right, in its sole discretion and subject to Rule 13e-4(f)(5) under the Exchange Act, to delay acceptance for payment of or payment for Notes in order to comply, in whole or in part, with any applicable law.

                      PURPOSE AND EFFECTS OF THE OFFER

      This Offer is being made pursuant to the Indenture which provides, in relevant part, that in the event of a Change of Control, May & Speh is required to make an offer to purchase all of the outstanding Notes, on a date not later than 45 Business Days after the occurrence of such Change of Control, at a cash price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, up to, but excluding, the Repurchase Date. "Change of Control" is defined in the Indenture as "(i) an event or series of events as a result of which any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange Act) (excluding May & Speh or any wholly-owned subsidiary thereof) is or becomes, directly or indirectly, the Beneficial Owner of more than 50% of the Voting Stock, (ii) the completion of any consolidation with or merger of May & Speh into any other Person, or sale, conveyance, transfer or lease by May & Speh of all or substantially all of its assets to any Person, or any merger of any other Person into May & Speh in a single transaction or series of related transactions, and, in the case of any such transaction or series of related transactions, the outstanding May & Speh Common Stock is changed or exchanged as a result, unless the stockholders of May & Speh immediately before such transaction own, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the Person resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or (iii) such time as the Continuing Directors do not constitute a majority of the Board of Directors of May & Speh (or, if applicable, a successor corporation to May & Speh)". A Change of Control occurred on September 17, 1998 as a result of the consummation of the Merger, pursuant to which ACX Acquisition Co., Inc. was merged with and into May & Speh, Inc., with May & Speh continuing as the surviving corporation and becoming a wholly owned subsidiary of Acxiom. In connection with the Merger, May & Speh, Inc. changed its name to Acxiom/May & Speh, Inc. May & Speh is making this Offer pursuant to the requirements and subject to the terms of Section 11.1 of the Indenture. This Offer to Purchase and the Letter of Transmittal also constitute notice to Holders of Notes pursuant to Section 11.1 of the Indenture.

      As of the date hereof, $115,000,000 in aggregate principal amount of Notes are outstanding. Immediately prior to the Merger, each $1,000 principal amount of Notes was convertible into shares of May & Speh Common Stock at a conversion price of $15.91 per share of May & Speh Common Stock (which reflected a conversion rate of 62.8535 shares of May & Speh Common Stock per $1,000 in principal amount of Notes). Upon consummation of the Merger and the effectiveness of the Supplemental Indenture, each $1,000 principal amount of Notes became convertible into shares of Acxiom Common Stock at a conversion price of $19.89 per share of Acxiom Common Stock (which reflects a conversion rate of 50.2828 shares of Acxiom Common Stock per $1,000 in principal amount of Notes), subject to adjustment in certain
 circumstances as provided in the Indenture.   In connection with the Merger
 and pursuant to the Supplemental Indenture, Acxiom has agreed to assume as a co-obligor all of the obligations of May & Speh under the Notes and the Indenture.

      As a holder of Notes, your options include the following:

 (a) Tender Pursuant to the Offer. At or before the close of business on November 20, 1998, you may tender all or any part of your Notes
      (in increments of $1,000 principal amount) pursuant to the Offer. See "PROCEDURES FOR TENDERING NOTES." The Notes purchased in the Offer will cease to be outstanding and will be delivered to the Trustee for cancellation immediately after such purchase. If less than all the principal amount of Notes held by a Holder is tendered and accepted pursuant to the Offer, May & Speh shall issue, and the Trustee shall authenticate and deliver to or on the order of the Holder thereof, at the expense of May & Speh, new Notes of authorized denominations, in a principal amount equal to the portion of the Notes not tendered or not accepted, as the case may be, as promptly as practicable after the Expiration Date.

 (b) Sell Notes. You may sell some or all of your Notes through customary brokerage facilities.

 (c) Convert Notes into Acxiom Common Stock. As specified in the Indenture, you may convert some or all of your Notes (in increments of $1,000 principal amount) into shares of Acxiom Common Stock at a conversion price of $19.89 per share of Acxiom Common Stock (which reflects a conversion rate of 50.2828 shares of Acxiom Common Stock per $1,000 in principal amount of Notes), subject to adjustment in certain circumstances as provided in the Indenture.

 (d) Retain Notes. You may continue to hold your Notes. Any Notes which remain outstanding after consummation of the Offer will continue to be obligations of May & Speh and Acxiom, will continue to accrue interest as provided in the Indenture and will continue to be convertible at the option of the Holder thereof into shares of Acxiom Common Stock.

                In connection with the Merger, the Notes have been removed from listing on the Nasdaq SmallCap Market as of October 2, 1998. Accordingly, there is no established market for the Notes. In addition, registration of the Notes under the Exchange Act, has been terminated. The Notes are traded in the over-the-counter market by certain dealers who from time to time are willing to make a market in such securities. Prices and trading volume of the Notes in the over-the-counter market are not reported and are difficult to monitor. To the extent that Notes are traded, prices may fluctuate widely depending on, among other things, the trading volumes and the balance between buy and sell orders. There can be no assurance regarding the prices at which the Notes may trade during and following the Offer. While May & Speh is aware of recent trading in the Notes at prices significantly higher than 100% of par value (plus accrued and unpaid interest), prices of the Notes may be greater than or less than the Repurchase Price on the Repurchase Date. Accordingly, the Board of Directors of May & Speh makes no recommendation to Holders with respect to tendering Notes pursuant to the Offer. HOLDERS ARE URGED TO OBTAIN CURRENT INFORMATION WITH RESPECT TO THE MARKET PRICES OF THE NOTES.

                Depending on, among other things, the amount of Notes outstanding after the Offer, the liquidity, market value and price volatility of Notes may be adversely affected by the consummation of the Offer. To the extent a market continues to exist for the Notes after the Offer, the Notes may trade at a discount compared to present trading prices depending on prevailing interest rates, the market for securities with similar credit features, the performance of May & Speh and other factors. There is no assurance that a market in the Notes will exist and no assurance as to the prices at which the Notes may trade.

                From time to time in the future, May & Speh may acquire Notes, if any, which are not tendered in response to the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) May & Speh will choose to pursue in the future.

             CERTAIN INFORMATION CONCERNING MAY & SPEH AND ACXIOM

      MAY & SPEH

      May & Speh provides computer-based information management services with a focus on direct marketing and information technology outsourcing services. May & Speh's direct marketing services help companies execute more profitable direct marketing and customer management programs.
 Services include strategic analysis and strategy management; systems consulting; custom data warehouse and datamart design, build, implementation and management; statistical (predictive) modeling and analysis; and list processing. May & Speh's information technology outsourcing solutions support multi-platform processing, platform migration and network management for clients seeking to outsource their information technology operations, thereby liberating capital and redirecting their focus to more strategic information technology initiatives. May & Speh's direct marketing and information technology outsourcing services are complementary and allow May & Speh to leverage its investment in its state-of-the-art data processing center as well as its core competencies in customized software systems development, large database management, high speed data processing and data center management. May & Speh's open architecture, multiple platform data center, with processing capacity of approximately 6,000 million instructions per second provides its clients with superior processing flexibility and speed.

      May & Speh was originally incorporated in Delaware in October 1995, and changed its name in connection with the Merger to Acxiom/May & Speh, Inc. May & Speh's principal executive offices are located at 1501 Opus Place, Downers Grove, Illinois 60515 and its telephone number is (630) 964-1501.

      In connection with the Merger, May & Speh has become a wholly owned subsidiary of Acxiom. As of the consummation of the Merger and pursuant to the Supplemental Indenture, the Notes are currently convertible into Acxiom Common Stock and Acxiom has agreed to assume as a co-obligor all of the obligations of May & Speh under the Notes and the Indenture.

      ACXIOM

      Acxiom is in the business of data delivery and information integration and management for customers in the United States and the United Kingdom, and, to a smaller extent, Canada, Europe and Malaysia. While in the past Acxiom's traditional business was focused upon the provision of data processing and related computer-based services mainly to direct marketing organizations, Acxiom's business has expanded in recent years beyond the direct marketing industry. For some of its major customers, Acxiom provides assistance in the form of information/database management, data center management and/or the provision of data, the primary purpose of which may be for activities other than direct marketing. For example, Acxiom's largest customer, Allstate Insurance Company, uses Acxiom's information management services and data for the purpose of underwriting insurance. Acxiom's second largest customer, Trans Union Corporation, one of the three major credit bureaus in the U.S., has among other things outsourced the operation of its data center to Acxiom.

      In the traditional direct marketing area, Acxiom is one of the leading providers of computer-based marketing information services and marketing data. Acxiom offers a broad range of services and data to direct marketers and to other businesses which utilize direct marketing techniques such as targeted direct mail, database marketing and data warehousing. Acxiom assists its customers with the marketing process, including project design, list brokering and management, list cleaning, list enhancement and list production, database creation and management, and fulfillment and consumer response analysis.

      Acxiom was originally incorporated in Delaware in September 1983 under the name CCX Network, Inc., and changed its name to Acxiom in July 1988. Acxiom's principal executive offices are located at 301 Industrial Boulevard, Conway, Arkansas, 72033 and its telephone number is (501) 336-1000.

                         SOURCE AND AMOUNT OF FUNDS

      The precise amount of funds required by May & Speh to purchase Notes tendered pursuant to the Offer and to pay related fees and expenses will not be known until the Expiration Date. If all holders of Notes tender their Notes in the Offer, May & Speh will require funds of approximately $115,838,542, including accrued and unpaid interest. May & Speh presently intends to use cash from operating activities to purchase Notes tendered pursuant to the Offer. To the extent such available cash is insufficient, May & Speh currently intends to call the Demand Note, dated September 18, 1998, by Acxiom to May & Speh in the aggregate principal amount of $75.0 million (the "Demand Note"). In the event that May & Speh requires additional funds to pay the Repurchase Price, Acxiom intends to provide May
 & Speh with the additional funds with borrowings under its existing revolving Credit Agreement, dated as of March 26, 1998, by and among Acxiom, as borrower, Mercantile Bank, as Administrative and Documentation Agent, Chase Manhattan Bank, as Syndication Agent and the other lenders named therein (the "Credit Agreement"). Borrowings under the Credit Agreement bear interest at the prime rate (or, at other alternative market rates at Acxiom's option). At October 19, 1998, the effective interest rate was 6.175%. In the event that borrowings under the Credit Agreement are insufficient, Acxiom presently intends to borrow additional funds from its existing lenders for the remainder. May & Speh believes that its resources, including the amounts available under the Credit Agreement or to be borrowed by Acxiom, will be sufficient for May & Speh to meet its obligation to purchase Notes tendered pursuant to the Offer and pay related fees and expenses.



                          MARKET PRICE INFORMATION

      There is no established market for the Notes. The Notes are traded in the over-the-counter market by certain dealers who from time to time are willing to make a market in such securities. The following table sets forth the high and low bid quotations for the Notes as reported by Tradeline for the calendar quarters indicated:


              1998                                      High/Ask     Low/Bid

 Second Quarter (May 18, 1998 through June 30, 1998)    141 1/8      113 7/8

 Third Quarter                                          152 3/8      116 1/8

 Fourth Quarter (through October 14, 1998)              134 3/4      107 5/8

 HOLDERS ARE URGED TO OBTAIN CURRENT INFORMATION WITH RESPECT TO THE MARKET PRICES OF THE NOTES.

      Pursuant to the Indenture, the Notes are convertible into shares of Acxiom Common Stock. The Acxiom Common Stock is currently listed and traded on the NASDAQ National Market System under the symbol "ACXM." The following table sets forth the high and low sales prices per share for the Acxiom Common Stock as reported by the NASDAQ National Market System for the calendar quarters indicated. Acxiom data are restated to reflect a 2 for 1 stock split in fiscal 1997.

   1998                                          High           Low

First Quarter                                   25 15/16       16 7/8

Second Quarter                                  25 15/16       19 5/8

Third Quarter                                   28 1/4         19 7/8

Fourth Quarter (through October 14, 1998)       24 5/8         16 1/2

   1997

First Quarter                                   24             14 3/8

Second Quarter                                  20 5/8         11 1/8

Third Quarter                                   21 1/8         17 1/8

Fourth Quarter                                  19 1/4         14 1/8

      On October 21, 1998, the closing sales price of the Acxiom Common Stock, as reported on the NASDAQ National Market System, was $23 9/16 per share. HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE ACXIOM COMMON STOCK PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.



                            TERMS OF THE OFFER.

      Pursuant to the terms of the Offer (including if the Offer is extended or amended, the terms of any such extension or amendment), all Notes which are validly tendered in accordance with the procedures set forth under the caption "PROCEDURES FOR TENDERING NOTES" herein and not withdrawn in accordance with the procedures set forth under the caption "WITHDRAWAL OF TENDERS" herein prior to the Expiration Date will be accepted for purchase and paid for by May & Speh on the Repurchase Date.

      May & Speh expressly reserves the right, at any time or from time to time and for any reason, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Notes, by giving oral or written notice of such extension to the Paying Agent, and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Paying Agent. Any extension or amendment will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

      If May & Speh extends the Offer, or if (whether before or after any Notes have been accepted for purchase) the purchase of or payment for Notes is delayed or May & Speh is unable to pay for Notes pursuant to the Offer for any reason, then, without prejudice to May & Speh's rights under the Offer, the Paying Agent may retain tendered Notes on behalf of May & Speh, and such Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described herein. However, the ability of May & Speh to delay the payment for Notes which May & Speh has accepted for purchase is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer.

      If May & Speh makes a material change in the terms of the Offer or the information concerning the Offer, May & Speh will disseminate additional Offer materials and extend such Offer to the extent required by law.

               ACCEPTANCE FOR PURCHASE AND PAYMENT FOR NOTES

      Upon the terms of the Offer (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, May & Speh will purchase, by accepting for payment, and will pay for, all Notes validly tendered (and not withdrawn) pursuant to the Offer on the Repurchase Date. May & Speh expressly reserves the right, in May & Speh's sole discretion, to delay acceptance for payment of or payment for Notes, subject to Rule 13e-4(f)(5) under the Exchange Act, in order to comply, in whole or in part, with any applicable law. In all cases, payment for Notes purchased pursuant to the Offer will be made only after timely receipt by the Paying Agent of the documentation described under "Procedures for Tendering Notes."

      In all cases, payment for Notes purchased pursuant to the Offer will be made by the Paying Agent, which will act as agent for tendering Holders for the purpose of receiving payment from May & Speh and transmitting such payment to tendering Holders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE REPURCHASE PRICE BE PAID BY MAY & SPEH BY REASON OF ANY DELAY IN MAKING PAYMENT.

      Holders electing to have Notes or any portion thereof purchased pursuant to this Offer are required to surrender their Notes to the Paying Agent at its addresses specified on the back page of this Offer to Purchase prior to 5:00 p.m., New York City time, on the Expiration Date and must complete the Letter of Transmittal, or must comply with the procedures set forth under "Procedures for Tendering Notes -- Guaranteed Delivery Procedures."

      Unless May & Speh defaults on making the payment or fails to deposit sufficient funds with the Paying Agent, any portion of Notes tendered for payment pursuant to the Offer shall cease to accrue interest after the Repurchase Date.

                       PROCEDURES FOR TENDERING NOTES

      TENDERS OF NOTES. The tender by a Holder of Notes (and subsequent acceptance of such tender by May & Speh) pursuant to one of the procedures set forth below will constitute an agreement between such Holder and May & Speh in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

      Only Holders of Notes are authorized to execute the "Option of Holder to Elect Purchase" contained in the Letter of Transmittal and tender their Notes pursuant to the Offer. Accordingly, to properly tender Notes or cause Notes to be tendered, the following procedures must be followed:

      TENDER OF NOTES HELD THROUGH DTC. Each beneficial owner of Notes held through a participant (a "DTC Participant") of DTC must instruct such DTC Participant to cause its Notes to be tendered in accordance with the procedures set forth in this Offer to Purchase.

      Pursuant to an authorization given by DTC to the DTC Participants, each DTC Participant that holds Notes through DTC must (i) transmit its acceptance through the DTC Automated Tender Offer Program ("ATOP") (for which the transaction will be eligible), and DTC will then edit and verify its acceptance, execute a book-entry delivery to the Paying Agent's account at DTC and send an Agent's Message (as defined herein) to the Paying Agent for its acceptance or (ii) comply with the guaranteed delivery procedures set forth herein. The Paying Agent will (as soon as practicable after the date of this Offer to Purchase) establish account(s) at DTC for purposes of the Offer with respect to Notes held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of interests in Notes into the Paying Agent's account through ATOP. However, although delivery of interests in the Notes may be effected through book-entry transfer into the Paying Agent's account through ATOP, an Agent's Message in connection with such book-entry transfer, and any other required documents, must be, in any case, transmitted to and received by the Paying Agent at its address set forth on the back cover of this Offer to Purchase, or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Paying Agent. The confirmation of a book-entry transfer into the Paying Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

      The term "Agent's Message" means a Message transmitted by DTC to, and received by, the Paying Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC Participant has received a Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that May & Speh may enforce such agreement against such DTC Participant.

      As of the date hereof, all of the Notes are currently held through DTC and have been issued in the form of a global note registered in the name of Cede & Co., DTC's nominee (the "Global Note"). At or as of the Expiration Date, DTC will deliver to the Paying Agent a properly completed and duly executed Letter of Transmittal in respect of the aggregate principal amount of Notes as to which it has delivered to DTC Agent's Messages and Cede & Co. will deliver to the Paying Agent the Global Note. As soon as practicable after the Expiration Date, DTC will deliver to the Paying Agent a properly completed and duly executed Letter of Transmittal in respect of the aggregate principal amount of Notes as to which it has delivered to DTC Agent's Messages in respect of Notices of Guaranteed Delivery. Thereafter, the aggregate principal amount of the Global Note will be reduced to represent the aggregate principal amount of Notes held through DTC and not tendered pursuant to the Offer and the Global Note will be returned to Cede & Co.

      TENDERS OF NOTES HELD IN PHYSICAL FORM.   Each record holder must
 complete and sign a Letter of Transmittal, and mail or deliver such Letter of Transmittal, and any other documents required by the Letter of Transmittal, together with certificate(s) representing such Notes, to the Paying Agent at its address set forth on the back cover page of this Offer to Purchase, or the Holder must comply with the guaranteed delivery procedures set forth in this Offer to Purchase. LETTERS OF TRANSMITTAL AND ANY NOTES TENDERED PURSUANT TO THE OFFER SHOULD BE SENT ONLY TO THE PAYING AGENT AND NOT TO MAY & SPEH.

      All signatures on a Letter of Transmittal must be guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on a Letter of Transmittal need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If a Letter of Transmittal or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, Agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to May & Speh of the authority of such person so to act must be submitted.

      MUTILATED, LOST, STOLEN OR DESTROYED CERTIFICATES. If a Holder desires to tender Notes, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, such Holder should contact the Trustee to receive information about the procedures for obtaining replacement certificates for Notes at:

                       Harris Trust and Savings Bank
                            311 W. Monroe Street
                          Chicago, Illinois 60606
                               (312) 461-6838

      Notwithstanding any other provision hereof, payment for Notes tendered and accepted for Purchase pursuant to the Offer will, in all cases, be made only after timely receipt by the Paying Agent of such Notes (or confirmation of a book-entry transfer of such Notes into the Paying Agent's account at DTC as described above), and a Letter of Transmittal (or a facsimile thereof) with respect to such Notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal.

      THE METHOD OF DELIVERY OF NOTES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OR AGENT'S MESSAGE TRANSMITTED THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING NOTES AND DELIVERING A LETTER OF TRANSMITTAL AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE PAYING AGENT. IF SUCH DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE PAYING AGENT PRIOR TO THE EXPIRATION DATE.



      GUARANTEED DELIVERY PROCEDURES.

      A DTC Participant who wishes to cause its Notes to be tendered, but who cannot transmit its acceptance through ATOP prior to the Expiration Date, may cause a tender to be effected if:

      a. guaranteed delivery is made by or through a firm or other entity identified in Rule 17Ad-15 under the Exchange Act (an "Eligible Institution"), including (as such terms are defined therein):
           (i) a bank; (ii) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings institution that is a participant in a Securities Transfer Association recognized program; and

       b. prior to 12:00 a.m., New York City time, on the Expiration Date, the Paying Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided herewith; and

      c. Book-Entry Confirmation of the transfer into the Paying Agent's account at DTC, and all other documents required by the Letter of Transmittal, are received by the Paying Agent within three trading days after the date of receipt by the Paying Agent of such Notice of Guaranteed Delivery.

      A record holder who wishes to tender its Notes but (x) whose Notes are not immediately available and will not be available for tendering prior to the Expiration Date, or (y) who cannot deliver its Notes, the Letter of Transmittal, or any other required documents, to the Paying Agent prior to the expiration date, may effect a tender if:

      a.   the tender is made by or through an Eligible Institution; and

      b. prior to 12:00 a.m., New York City time, on the Expiration Date, the Paying Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided herewith; and

      c. a properly completed and executed Letter of Transmittal, as well as the certificate(s) representing all tendered Notes in proper form for transfer, and all other documents required by the Letter of Transmittal, are received by the Paying Agent within three trading days after the date of receipt by the Paying Agent of such Notice of Guaranteed Delivery.

      Under no circumstances will interest be paid by May & Speh by reason of any delay in making payment to any person using the guaranteed delivery procedures described above.

      BACKUP UNITED STATES FEDERAL INCOME TAX WITHHOLDING. To prevent backup withholding of United States federal income tax, each tendering United States Holder (as defined below) must generally provide the paying agent with such United States Holder's correct taxpayer identification number and certify that such United States Holder is not subject to backup United States federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 5 of the Letter of Transmittal. Certain Holders (including, among others, all corporations and certain foreign persons), however, are exempt from backup withholding. A Non-United States Holder (as defined below) can qualify for an exemption from backup withholding by submitting a United States Internal Revenue Service Form W-8, signed under penalties of perjury and attesting to such Non-United States Holder's exempt status. A copy of United States Internal Revenue Service Form W-8 may be obtained from the Paying Agent.

      DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Notes pursuant to any of the procedures described above will be determined by May & Speh in May & Speh's sole discretion (whose determination shall be final and binding). May & Speh reserves the absolute right to reject any or all tenders of any Notes determined by it not to be in proper form or, in the case of Notes, if the acceptance for payment of, or payment for, such Notes may, in the opinion of May & Speh's counsel, be unlawful. May & Speh also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. May & Speh's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of May & Speh, the Paying Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If May & Speh waives its right to reject a defective tender of Notes, the Holder will be entitled to the Repurchase Price.

                           WITHDRAWAL OF TENDERS

      Tenders of Notes (or any portion of such Notes in integral multiples of $1,000) may be withdrawn at any time prior to the Expiration Date.

      NOTES HELD THROUGH DTC. A DTC Participant who has transmitted its acceptance through ATOP in respect of Notes held through DTC may, prior to the Expiration Date, withdraw the instruction given thereby by (i) withdrawing its acceptance through ATOP, or (ii) delivering to the Paying Agent by mail, hand delivery or facsimile transmission of notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC Participant, the principal amount of Notes to which such withdrawal relates and the signature of the DTC Participant. Withdrawal of such an instruction will be effective upon receipt of such notice of withdrawal by the Paying Agent.

      NOTES HELD BY RECORD HOLDERS. A holder may withdraw its tender of Notes, prior to the Expiration Date, by delivering to the Paying Agent by mail, hand delivery or facsimile transmission of notice of withdrawal. Any such notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn, (ii) contain a description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes and (iii) be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), or be accompanied by (x) documents of transfer in a form acceptable to May & Speh, in its sole discretion and (y) a properly completed irrevocable proxy that authorized such person to
 effect such revocation on behalf of such holder.   If the Notes to be
 withdrawn have been delivered or otherwise identified to the Paying Agent, a signed notice of withdrawal is effective immediately upon receipt by the Paying Agent even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer.

      All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Notes being withdrawn are held for the account of an Eligible Institution.

      A withdrawal of an instruction or a withdrawal of a tender must be executed by a DTC Participant or holder, as the case may be, in the same manner as the person's name appears on its transmission through ATOP or Letter of Transmittal, as the case may be, to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, Agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A holder or DTC Participant may withdraw a tender only if such withdrawal complies with the provisions of this Offer to Purchase.

      A withdrawal of an instruction previously given pursuant to the transmission of an acceptance through ATOP or a withdrawal of a tender by a holder may be rescinded only by (i) a new transmission of acceptance through ATOP, or (ii) execution and delivery of a new Letter of Transmittal, as the case may be, in accordance with the procedures described herein.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of certain United States federal income tax consequences to tendering Holders whose Notes are purchased pursuant to the Offer and is for general informational purposes only. This summary is based on current laws, regulations, rulings and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of United States federal income taxation that may be important to particular Holders in light of their individual investment circumstances or to certain types of Holders subject to special tax rules (e.g., insurance companies, tax-exempt organizations, banking institutions and broker dealers), nor does it address foreign, state or local income or other tax laws. This summary assumes that Holders have held their Notes as capital assets.

      For purposes of this summary, a "United States Holder" is a Holder that is (i) an individual citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia or (iii) a partnership, trust or estate treated, for United States federal income tax purposes, as a domestic partnership, trust or estate. A "Non-United States Holder" is any Holder that is not a United States Holder.

 EACH HOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING NOTES PURSUANT TO THE OFFER, INCLUDING THE PARTICULAR FACTS AND CIRCUMSTANCES THAT MAY BE UNIQUE TO SUCH HOLDER, AND AS TO ANY ESTATE, GIFT, STATE, LOCAL OR NON-UNITED STATES TAX CONSEQUENCES OF TENDERING THE NOTES PURSUANT TO THE OFFER.

      GENERAL. The receipt of cash by a United States Holder in exchange for a Note pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. Subject to the market discount rules discussed below, a tendering United States Holder will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received (other than amounts attributable to accrued but unpaid interest, which will be subject to tax as ordinary income) and (ii) the United States Holder's adjusted tax basis in such Note. Any such capital gain or loss will be long-term capital gain or loss if the holding period of the Note exceeds one year at the time of the consummation of the tender. Under current law, noncorporate taxpayers are generally subject to tax at a maximum rate of 20% on net capital gain attributable to the sale of property held for more than 12 months. Capital losses are subject to limitations on deductibility for United States federal income tax purposes.

      MARKET DISCOUNT. A Note will have "market discount" if the stated redemption price at maturity exceeds its tax basis in the hands of the United States Holder immediately after its acquisition, unless a statutorily defined de minimis exception applies. Gain recognized by a tendering United States Holder upon the receipt of cash in exchange for a Note with market discount will generally be treated as ordinary income to the extent of the market discount accrued during such United States Holder's period of ownership. This rule will not apply to a United States Holder who had previously elected to include market discount in income as it accrued for United States federal income tax purposes.

      NON-UNITED STATES HOLDERS. Under present United States federal income tax law, assuming certain certification requirements are satisfied (which include identification of the beneficial owner of a Note), and subject to the discussion of backup withholding set forth above under the heading "PROCEDURES FOR TENDERING NOTES -- Backup United States Federal Income
 Tax Withholding":

      (a) a Non-United States Holder will not be subject to United States federal income tax on the capital gain realized with respect to his or her receipt of cash in exchange for a Note pursuant to the Offer, unless (1) such Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met or (2) such gain is effectively connected with the conduct of a United States trade or business by the Non-United States Holder; and

      (b) the amount of cash received by a Non-United States Holder that is attributable to accrued but unpaid interest will not be subject to United States federal income or withholding tax; provided that
           (1) such Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Acxiom entitled to vote, (2) such Non-United States Holder is not (i) a foreign tax-exempt organization or a foreign private foundation for United States federal income tax purposes or (ii) a controlled foreign corporation that is related to May & Speh through stock ownership, and (3) such interest payments are not effectively connected with the conduct of a United States trade or business by the Non-United States Holder.

      The certification referred to above may be made on a United States Internal Revenue Service Form W-8 or substantially similar substitute form.

                              THE PAYING AGENT


      Harris Trust and Savings Bank has been appointed as Paying Agent for the Offer. Letters of Transmittal and all correspondence in connection with the Offer should be sent or delivered by each Holder or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the Paying Agent at its addresses set forth on the back page of this Offer to Purchase.

                             FEES AND EXPENSES

      May & Speh does not anticipate paying any fees and expenses, other than applicable filing fees and reasonable legal fees, in connection with the Offer.

                               MISCELLANEOUS

      May & Speh has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule 13E-4, together with exhibits, pursuant to Section 13(e)(1) of the Exchange Act and Rule 13e-4 of the Exchange Act Rules, which require the furnishing of certain additional information with respect to the Offer. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to information concerning Acxiom and May & Speh under the caption "AVAILABLE INFORMATION" herein.

      Acxiom and May & Speh are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If Acxiom or May & Speh becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Acxiom and May & Speh will make a good faith effort to comply with any such law. If, after such good faith effort, Acxiom and May & Speh cannot comply with any such law, the Offer will not be made to (nor will tenders of Notes be accepted from or on behalf of) the Holders residing in such jurisdiction.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ACXIOM OR MAY & SPEH NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

      Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Notes and any other required documents should be sent or delivered by each Holder or its broker, dealer, commercial bank or other nominee to the Paying Agent at its addresses set forth below.

                     THE PAYING AGENT FOR THE OFFER IS:

                       HARRIS TRUST AND SAVINGS BANK

 By Hand Delivery or            Facsimile              By Registered or
 Overnight Delivery:            Transmissions:         Certified Mail:
 c/o Harris Trust               (Eligible              c/o Harris Trust
 Company of New York            Institutions Only)     Company of
 88 Pine Street, 19th           (212) 701-7636         New York
 Floor                          Confirm by             Wall Street Station
 New York, New York             Telephone:             Post Office Box 1023
 10005                          (212) 701-7624         New York, New York
 Attn: Reorganization Dept.                            10268-1023

      Any questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to May & Speh at the telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.


                          ACXIOM/MAY & SPEH, INC.
                        Attention: Eric Loughmiller
                              1501 Opus Place
                       Downers Grove, Illinois 60515
                               (630) 964-1501